Exhibit 99.1

Genworth Financial Reports Fourth Quarter 2004 Earnings

	Three months ended December 31,
	2004		2003
(Amounts in millions, except for per share)	Total	Per diluted share	Total	Per diluted share
	(Unaudited)
Net earnings from continuing operations	$346	$0.70	$220	$0.45

Pro forma net earnings from continuing operations	$346	$0.70	$211	$0.43

Pro forma net operating earnings	$254	$0.52	$179	$0.37

Richmond, VA (January 21, 2005) – Genworth Financial, Inc. (NYSE: GNW) today reported historical net earnings from continuing operations for the fourth quarter of 2004 of $346 million, or $0.70 per diluted share. Historical net earnings from continuing operations for the fourth quarter of 2003 were $220 million, or $0.45 per diluted share.

In connection with the company’s initial public offering (IPO) completed on May 28, 2004, the company effected a corporate reorganization that included a series of significant reinsurance, recapitalization and separation transactions. As more fully explained at the end of this release, the company is presenting pro forma financial information that reflects those transactions to enable a more meaningful comparison of its period-to-period results.

Pro forma net earnings from continuing operations in the fourth quarter of 2004 were $346 million, or $0.70 per diluted share, compared to $211 million or $0.43 per diluted share in the fourth quarter of 2003.

Pro forma net operating earnings for the fourth quarter of 2004 were $254 million, or $0.52 per diluted share, compared to $179 million or $0.37 per diluted share in the fourth quarter of 2003.

Pro forma net operating earnings in the fourth quarter of 2004 consist of pro forma net earnings from continuing operations, excluding after-tax net realized investment losses of $1 million, a $68 million IPO-related net tax benefit recorded during the quarter and a $25 million after-tax gain related to our waiver of contractual rights under an outsourcing services agreement with General Electric’s (GE) global business processing operation, 60% of which was sold in the fourth quarter. Pro forma net operating earnings in the fourth quarter of 2004 included a one-time charge of $32 million after-tax on a small run-off block of equity-indexed annuities resulting from an adjustment of reserving processes.

Pro forma net operating earnings in the fourth quarter of 2003 consist of pro forma net earnings from continuing operations, excluding after-tax net realized investment gains of $32 million.

“Our overall business is on track with core growth in our three operating segments, and we are well-positioned to achieve 2005 outlook of $2.30 - $2.40 net operating earnings per share for the year,” said Michael D. Fraizer, chairman and chief executive officer. “We look forward to providing additional detail in our press release on January 27 and to discussing our results on next Friday’s conference call.”

Management believes that the presentation of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for net earnings prepared under accounting principles generally accepted in the U.S. (GAAP). (Please refer to the disclosure at the end of this release for a discussion of the basis on which financial information is presented in this release.)

Detailed Earnings Release and Conference Call Information

Genworth will issue a detailed earnings release containing full fourth quarter results and its financial supplement after the market closes on January 27, 2005. A conference call will be held on January 28 from 10 a.m. to 11 a.m. (EDT) to discuss fourth quarter results and business outlook. This two-staged approach enables Genworth to release its detailed earnings results and financial supplement simultaneously, while also coordinating with the reporting requirements of its majority stockholder, General Electric.

Genworth’s conference call will be accessible via telephone and the Internet. The detailed earnings release, fourth-quarter financial supplement and conference call materials will be available on the company’s website when released. Investors are encouraged to review all of these materials. To access the web cast, go to www.genworth.com at least 15 minutes prior to the event to register and download and install any necessary software. To access the call by telephone, please dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.) and enter the access code “Genworth” to register. A replay of the call will be available from 1 p.m. EDT on January 28 through February 4, 2005 by dialing 1-888-286-8010 in the U.S. or 1-617-801-6888 (outside the U.S.) and entering the access code 62549597. The call will also be replayed at the company’s website during this same time period.

Basis of Historical and Pro Forma Financial Information

As part of a corporate reorganization effected in connection with the company’s IPO, the company acquired substantially all of the assets and liabilities of GE Financial Assurance Holdings, Inc. (GEFAHI), an indirect subsidiary of GE. The company also acquired certain other insurance businesses that were owned by other GE subsidiaries but managed by members of the company’s management team. In consideration for the assets that the company acquired and the liabilities that the company assumed, the company issued various equity and debt securities to GEFAHI.

The company has prepared its historical financial information as if the company had been in existence throughout all relevant periods. The historical financial information through the date of the corporate reorganization (May 24, 2004) includes all businesses that were owned by GEFAHI, including those that were not transferred to the company, as well as the other insurance businesses that the company acquired from other GE subsidiaries in connection with the corporate reorganization. As a result, the company’s historical financial information for periods prior to the corporate reorganization is not comparable to historical financial information for periods ending after that date.

Prior to the completion of the IPO, the company entered into several significant reinsurance transactions with Union Fidelity Life Insurance Company (UFLIC), an indirect subsidiary of GE.

As part of these transactions, the company ceded to UFLIC, effective as of January 1, 2004, policy obligations under all of its in-force structured settlement contracts, which had reserves of $12.0 billion, and substantially all of its in-force variable annuity contracts, which had general account reserves of $2.8 billion and separate account reserves of $7.9 billion, each as of December 31, 2003. These contracts represent substantially all of the company’s contracts that were in force as of December 31, 2003 for these products. In addition, effective as of January 1, 2004, the company ceded to UFLIC policy obligations under a block of long-term care insurance policies, which had reserves of $1.5 billion as of December 31, 2003. As part of the reinsurance transactions, UFLIC ceded to the company in-force blocks of Medicare supplement insurance, which had reserves of $19 million.

The unaudited pro forma financial information for 2003 contained in this press release was previously published in the prospectuses for the company’s initial public offering and related offerings and reflects the company’s historical combined financial information as adjusted to give effect to the transactions described below and certain other transactions as if each had occurred as of January 1, 2003. The unaudited pro forma financial information for 2004 contained in this press release reflects the company’s historical combined financial information as adjusted to give effect to these transactions as if each had occurred as of January 1, 2004. The following transactions are reflected in the unaudited pro forma financial information:

•	the removal of certain businesses of GEFAHI that were not transferred to the company in connection with the corporate reorganization;

•	the reinsurance transactions with UFLIC;

•	the issuance of equity and debt securities to GEFAHI in exchange for the assets that the company acquired and the liabilities that the company assumed in connection with the corporate reorganization; and

•	the issuance and sale of $1.9 billion of senior notes and $500 million of commercial paper and the application of the proceeds therefrom.

If the unaudited pro forma financial information for 2004 had been adjusted to give effect to these transactions as if each had occurred as of January 1, 2003, rather than January 1, 2004, then full year pro forma revenues would have been approximately $90 million higher, pro forma benefits and expenses would have been approximately $77 million higher and pro forma net earnings from continuing operations would have been approximately $8 million higher.

The unaudited pro forma financial information is based upon available information and assumptions that the company believes are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the company’s financial condition or results of operations would have been had the transactions described above occurred on the dates indicated, nor what they may be in the future.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as pro forma net earnings from continuing operations, excluding pro forma after-tax net realized investment gains and losses (which can fluctuate significantly from period to period), changes in accounting principles and non-recurring, infrequent or unusual items. There were no non-recurring, infrequent or unusual items excluded from pro forma net operating earnings for the periods presented in this press release other than a $68 million IPO related net tax benefit recorded during the fourth quarter of 2004 and a $25 million after-tax gain related to our waiver of contractual rights under an outsourcing services agreement with GE’s global business processing operation, 60% of which was sold in the fourth quarter of 2004.

Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The table at the end of this press release provides a reconciliation of pro forma net operating earnings (as defined above) to historical and pro forma net earnings.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating earnings, the company is unable to reconcile its outlook for net operating earnings to net earnings from continuing operations presented in accordance with GAAP. The company’s outlook for pro forma net operating earnings is presented on a basis consistent with the other pro forma financial information presented elsewhere in this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the following:

•	Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, unexpected changes in mortality and morbidity rates, accelerated amortization of deferred acquisition costs and present value of future profits, impairment of the value of goodwill, decreases in the volume of mortgage originations, increases in mortgage insurance cancellations, increases in the use of captive reinsurance in the mortgage insurance market, the influence of large mortgage lenders and investors, foreign exchange rate fluctuations, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquid investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, defaults by counterparties, regulatory restrictions on the company’s operations, changes in applicable laws and regulations, legal or regulatory actions or investigations, political or economic instability and the threat of terrorism; and

•	Risks relating to the company’s separation from GE, including the loss of benefits associated with GE’s brand and reputation, the company’s need to establish the new Genworth brand identity quickly and effectively, the company’s inability to present financial information in SEC filings that accurately represents the results the company would have achieved as a stand-alone company, the possibility that the company will not be able to replace services previously provided by GE on comparable terms, uncertainty of amounts and timing of payments that the company has agreed to make to GE under the company’ tax matters agreement and other matters relating to that agreement, potential conflicts of interest with GE and GE’s engaging in the same type of business as the company does in the future.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 20 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

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Contact Information:

Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Alicia Charity, 804.662.2248
alicia.charity@genworth.com

Media:	Mike Kachel, 804.662.2534
mike.kachel@genworth.com

RECONCILIATION OF COMPANY NET EARNINGS TO

PRO FORMA NET OPERATING EARNINGS

	Three months ended December 31,
(Amounts in millions, except per share data)	2004	2003
	(Unaudited)
Net earnings	$346	$213
Loss on sale of discontinued operations, net of taxes	—	7

Net earnings from continuing operations	346	220

Excluded assets and liabilities (a)	—	(3)
Reinsurance transactions (b)	—	4
Capital structure and other (c)	—	(10)

Pro forma net earnings from continuing operations	346	211

Pro forma net realized (gains) losses on investments, net of taxes	1	(32)
One-time net tax benefit related to initial public offering	(68)	—
Gain on outsourcing services agreement, net of taxes	(25)	—

Pro forma net operating earnings	$254	$179

Net earnings per share
Basic	$0.71	$0.44

Diluted	$0.70	$0.44

Net earnings from continuing operations per share
Basic	$0.71	$0.45

Diluted	$0.70	$0.45

Pro forma net earnings from continuing operations per share
Basic	$0.71	$0.43

Diluted	$0.70	$0.43

Pro forma net operating earnings per share
Basic	$0.52	$0.37

Diluted	$0.52	$0.37

Shares outstanding
Basic	489.6	489.5
Diluted	492.4	489.5

Notes to Pro Forma Financial Information and Reconciliation Tables

(a) Reflects adjustments to exclude amounts included in the company’s historical combined earnings relating to (1) certain businesses (formerly reported in the company’s Affinity Segment) and certain investment partnerships, which in each case were not transferred to the company, and (2) net realized investment (gains) losses and related tax benefit arising from sales of Affinity segment assets that were reflected in the company’s Corporate and Other Segment.

(b) Reflects adjustments to record the effects of the reinsurance transactions the company entered into with, and the related contribution the company made to, UFLIC, an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC all of its in-force structured settlement contracts, substantially all of its in-force variable annuity contracts, and a block of long-term care insurance policies that it reinsured from Travelers in 2000, and it assumed from UFLIC a block of Medicare supplement insurance, all effective as of January 1, 2004. The unaudited pro forma earnings information for 2003 gives effect to the reinsurance transactions as if each occurred as of January 1, 2003 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2003. The unaudited pro forma earnings information for 2004 gives effect to the reinsurance transactions as if each had occurred as of January 1, 2004 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2004. The company has continued to sell variable annuities and structured settlements after completion of the reinsurance transactions and is retaining that business for its own account, subject to third party reinsurance in the ordinary course of business.

As a result, the company’s unaudited pro forma combined statement of earnings reflects premiums and fees from these products issued after January 1, 2003 (in the case of pro forma information for 2003), even though variable annuities and structured settlements issued during such year are included in the blocks of policies reinsured to UFLIC. The company’s pro forma combined statements of earnings for the years ended December 31, 2003 and 2004 exclude the impact of the entire block of long-term care insurance policies that the company ceded to UFLIC as the company did not issue any new policies for this block in 2003 or 2004, and the company will not issue any in the future.

Under the reinsurance transactions, the company receives an expense allowance to reimburse it for costs it incurs to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically. The pro forma adjustments have been prepared assuming that actual costs incurred during the pro forma periods, as determined under the company’s historical cost structure and allocation methods, were reimbursed by an expense allowance.

In addition to investment assets transferred to UFLIC in exchange for a reinsurance recoverable asset from UFLIC, concurrently, the company contributed $1.836 billion of capital to UFLIC which primarily represented the excess statutory capital in the company’s insurance subsidiaries after giving effect to the reinsurance transactions. As a significant portion of the assets transferred and contributed were not owned for the entire period, the pro forma earnings adjustments to reduce net investment income and net realized investment gains were based upon a proportional allocation of investment income from the investment assets historically identified (1) as supporting the blocks of business reinsured for the reinsurance, and (2) as representing surplus of subsidiaries providing assets to be contributed to UFLIC for the contribution.

(c) Reflects adjustments for changes in the company’s capitalization to exclude the impact of commercial paper, short-term borrowings from GE Capital and derivatives that were not transferred to the company in connection with the corporate reorganization and to include the impact of the issuance of $600 million of the company’s 6.00% Equity Units and $100 million of the company’s 5.25% mandatory redeemable Series A Cumulative Preferred Stock, both of which were completed on May 28, 2004, the issuance of 3, 5, 10 and 30 year notes totaling $1.9 billion which was completed June 15, 2004, and the issuance of $500 million of commercial paper which was completed June 14, 2004, as well as interest expense related to the accretion of the company’s obligation to GE under the Tax Matters Agreement and the tax impacts resulting from these changes in the company’s capitalization.